Exhibit 5.1



March 12, 2002




UnitedGlobalCom, Inc.
4643 South Ulster Street
Denver, Colorado 80237

Dear Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about March 13, 2002 (the "Registration Statement") by UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 651,667 shares of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Class A Common Stock, when sold and delivered by the Company pursuant to the Stock Option Plan for Non-Employee Directors (effective June 1, 1993) described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,

HOLME ROBERTS & OWEN LLP


By: /s/  Garth B. Jensen
    ----------------------------
    Garth B. Jensen, Partner